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                                                                    EXHIBIT 99.1


WSi INTERACTIVE CORPORATION                    Symbols: CDNX - WIZ   OTC - WIZZF


                                  NEWS RELEASE

MAY 19, 2000


WSI INTERACTIVE AND NURV MEDIA FORM BUSINESS ALLIANCE

WSi Interactive Corporation is pleased to announce its business alliance with Nurv Media Corp, a private corporation based in California. WSi has previously acquired an interest in Nurv for $US250,000.

Nurv Media, headed by Jim Sanderson, has been utilizing new rich media technologies to develop web environments that entertain, inform and stimulate niche markets -- an area of the Internet both management teams believe to be growing at an extremely fast pace.

Nurv Media's producers and developers bring a knowledge and history of media campaigns to this alliance, having in the past provided solutions for Adobe, Hewlett Packard, Sutter Health Systems, and Cal Trans. In addition, Nurv Media has brought together individuals who have previously been with or provided services to many Fortune 1000 companies, including Intel, Apple Computer, Mattel, and Seagate Technology, as well as the E.P.A and other government agencies.

WSi's strategy is to combine Nurv's rich media web solutions with resources and infrastructure from WSi, allowing NURV the ability to ramp up its technical resources without the time and cost associated with building a serious back end.

"This alliance, enhanced by the complementary capabilities of WSi's various divisions, increases our range of contacts and clients," states WSi President Theo Sanidas. "Working with and through Jim and Nurv Media provides us with an important content aspect for our broadband initiative. This investment further demonstrates our commitment to rich media and the convergence movement, which is the future of the Internet."

The Business of WSi

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and uses its experience to help Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.


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WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy by creating a one-stop shop for e-commerce, e-advertising, financial information and entertainment.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to:

info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

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Toll free:    1-888-388-4636
Fax:          1-877-499-5806

Website: www.ws-i.com

ON BEHALF OF THE COMPANY

/s/Theo Sanidas

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.